UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2012

DECISIONPOINT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54200	37-1644635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8697 Research Drive
Irvine, California 92618
(Address of principal executive offices) (Zip code)

(949) 465-0065
(Registrant's telephone number, including area code)

 Copies to:
Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

See Item 5.02.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2012, DecisionPoint Systems, Inc. (“Company”) and Donald W. Rowley (“DWR”) entered into a Separation Agreement and General Release (“Separation Agreement”).  Pursuant to the Separation Agreement, DWR resigned as the Company’s Chief Financial Officer as of July 23, 2012 and as an employee of the Company on July 23, 2012.  Pursuant to the Separation Agreement, the Company agreed to pay DWR a total of $205,592 in equal installments in accordance with the Company’s payroll cycle beginning on August 1, 2012 through December 31, 2012.    The Separation Agreement also contains a general release from DWR.

Under the Separation Agreement, the Company also acknowledged that it owes DWR an accounts payable in the amount of $890,633, which will be paid in accordance with an Accounts Payable Payment Plan agreement, between the Company and DWR dated July 23, 2012 (“Accounts Payable Agreement”).  Pursuant to the Account Payable Agreement, the Company agreed to pay interest monthly in arrears (starting on August 1, 2012) to DWR with interest computed daily on the outstanding balance at an annual interest rate of 25%.  Under the Accounts Payable Agreement, the Company will make payments of $36,000 per month due on the 1st of each month to DWR towards the outstanding balance.

The description of the terms of the Separation Agreement and the Accounts Payable Payment Plan do not purport to be complete and are qualified in their entirety by these agreements which are included as exhibits to this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement and General Release .

10.2	Accounts Payable Payment Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECISIONPOINT SYSTEMS, INC.

Dated: July 27, 2012	By:	/s/ Roy A. Ceccato
Name: Roy A. Ceccato
Title: Vice President- Finance

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